EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-196561 and 333-207887 on Form S-3ASR, and in Registration Statement Nos. 333-76140, 333-132738, 333-166298 and 333-203124 on Form S-8, and in Post-Effective Amendment No. 1 to Registration Statement No. 333-76140 on Form S-8 of our report dated June 19, 2015 with respect to the statement of net assets available for benefits as of December 31, 2014, appearing in this Annual Report on Form 11-K of Piedmont Natural Gas Company, Inc. 401(k) Plan for the year ended December 31, 2015.

/s/ CliftonLarsonAllen LLP

Charlotte, North Carolina

June 22, 2016